Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 28, 2009 - Covenant Transportation Group, Inc.  (Nasdaq/GS:CVTI) announced today financial and operating results for the first quarter ended March 31, 2009.

Financial and Operating Results

For the quarter, total revenue decreased 26.4%, to $133.8 million from $181.7 million in the same quarter of 2008.  Freight revenue, which for these purposes excludes fuel surcharges, decreased 17.8%, to $122.1 million in the 2009 quarter from $148.6 million in the 2008 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported net loss of $5.5 million, or ($0.39) per basic and diluted share, in the first quarter of 2009 compared to a net loss of $7.8 million, or ($0.56) per basic and diluted share, for the first quarter of 2008.

Management Discussion—Asset Based Operations

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Our results for the quarter reflected the economic and business trends we had anticipated at the beginning of the year.  Weak freight demand, excess tractor and trailer capacity in the truckload industry, and significant rate pressure from customers and freight brokers led to an approximately 8.2% reduction in average freight revenue per tractor per week.  This reduction in asset utilization was partially offset by lower fuel expense, strong safety performance, and cost-control efforts across all of our companies.  For the quarter, our operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) improved by 240 basis points.  I am proud of the way our team responded to these difficult operating conditions with cost controls, capital preservation, and personal sacrifices.

“On the revenue side of our business, total revenue decreased $47.9 million, or 26.4%.  Of this decrease, $21.4 million related to lower fuel surcharge revenue.  The balance, or $26.5 million, related to lower freight revenue.  In anticipation of lower freight volumes, we had reduced our average tractor fleet by approximately 400 trucks (11%) versus the first quarter of 2008.  Despite the fleet reduction, we still experienced an approximate 6.0% decrease in average miles per tractor compared with the first quarter of 2008.  In addition, average freight revenue per total mile decreased approximately 3.4%.  Although revenue from freight brokers was not significantly different during the quarter compared with the first quarter of 2008, the revenue per mile from freight brokers was in large part less compensatory, as the spot market was practically non-existent.

“Among our three asset-based subsidiaries, Star Transportation suffered the largest percentage reduction in freight revenue and in average freight revenue per tractor per week.  The economy in the southeastern United States continues to be even more depressed than the overall U.S. economy, which more than overcame strong cost control efforts at Star.  Recent customer freight awards have given us some hope that asset utilization at Star has bottomed.

“Our Covenant Transport subsidiary also experienced a significant reduction in freight revenue and average freight revenue per tractor per week, primarily due to weakness in the expedited freight markets.  Our expedited team operation hauls significant volumes of LTL linehaul freight and deferred air freight, both of which are severely depressed from historical levels.  Counterbalancing this to some extent was higher freight revenue per tractor per week in our dedicated operation.

“Our SRT subsidiary experienced a single-digit decrease in freight revenue.  Average freight revenue per tractor declined nearly 11% on a 4% increase in fleet size.

“On the expense side of our asset-based business, a favorable year-over-year comparison in net fuel cost contributed significantly to offsetting some of the negative effects of the revenue decline.  Fuel expense, net of fuel surcharge revenue, declined $12.9 million compared with the first quarter of 2008, primarily as a result of lower diesel fuel prices, a reduction of 15.5 million company-truck miles, and multiple operational improvements that have improved our fuel efficiency and are expected to continue to provide benefits in the future.  On a cost per company mile basis, net fuel expense was almost 10 cents per mile less than the same quarter last year.

“Insurance and claims was another area of improvement.  For the quarter, our ratio of DOT preventable accidents per million miles was better than the first quarter of 2008.  We continue to emphasize safety throughout our organization.  Insurance and claims expense improved by almost one cent per mile.

“Salaries, wages, and benefits expense was another area I would like to highlight.  Our cost per mile decreased just over one cent per mile to keep this line item at 44.9% of revenue in both the 2008 and 2009 quarters.  Our entire company shared in the sacrifices to manage these expenses through a combination of pay reductions, staffing reductions, and benefits management.  It was no small feat to hold this steady as a percentage of freight revenue at a time when revenue was falling sharply.

“Our largest fixed expense—the capital cost of our revenue equipment and terminals—had the most substantial negative impact on our results from an expense perspective.  These costs remained essentially constant in the aggregate quarter over quarter.  However, lower asset utilization combined with higher equipment costs, lower salvage values, and higher interest rates, increased our costs of depreciation, lease expense, and interest expense as a percentage of freight revenue.

“Overall, our asset-based subsidiaries did a good job of addressing controllable expenses.  There is no doubt, however, that we need to increase freight volumes and pricing, when the overall economy and truckload industry allow it, to generate the level of profitability we ultimately desire.”

Management Discussion—Non-Asset Based Brokerage Operations

Mr. Parker offered the following comments concerning Covenant Transport Solutions, the Company’s brokerage subsidiary:  “For the quarter, our freight brokerage division, Solutions’ total revenue increased 8%, to $10.8 million from $10.0 million in the same quarter of 2008. Load volumes were up 11% over the same period in 2008, however the decreased fuel prices resulted in lower fuel surcharge revenue for this division. Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 8% as purchased transportation was 84.7% of total revenue in the current quarter, up from only 82.1% of total revenue in the prior year quarter. Solutions’ operating expenses as a percentage of net revenue decreased to 16.9% of net revenue in the first quarter from 19.1% of net revenue in the first quarter of 2008.

Cash Flow and Liquidity

Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "We believe our overall capital position remains secure.  At March 31, 2009, our total balance sheet debt, net of cash was $138.0 million and our stockholders’ equity was $113.3 million, for a total net debt-to-capitalization ratio of 54.9%.  At March 31, our tangible book value was $99.3 million, or $7.07 per share.  At March 31, 2009, the discounted value of future obligations under off-balance sheet lease obligations was approximately $90.8 million, including the residual value guarantees under those leases.  Since the end of 2008, we have successfully decreased the Company's balance sheet debt, net of cash by $22.8 million, while financing under operating leases has decreased by a present value of approximately $5.7 million.

“At March 31, 2009, we had $28 million of available borrowing capacity under our revolving credit facility.  We also have financing commitments from the financial arms of our main tractor suppliers to fund our expected tractor purchases in 2009.

“Upon evaluation of the light first quarter freight demand and the continued light freight demand forecasted over the next few quarters, we have made the decision to reduce our expected 2009 new tractor purchases by approximately 100 units. Our tractor fleet plan for 2009 now includes the purchase of approximately 950 tractors and disposal of approximately 1,250 tractors, for expected net capital expenditures of approximately $50 million to $60 million.  In this depressed freight economy, we are continuously evaluating our tractor replacement cycle and new tractor purchase requirements.  With an average fleet age of only 25 months, we have significant flexibility to manage our fleet.  We have the ability to cancel tractor orders within specified notice periods, although any cancellations would affect the availability of trade slots to dispose of used tractors, which could affect expected proceeds of disposition.

Outlook

Mr. Parker addressed the Company’s outlook for the rest of the year:  “As stated in our year-end release, we still expect to operate at a loss for the first half of the year, and our goal remains to make money for the full year of 2009. After the first quarter, we are running modestly behind the results we anticipated were necessary to reach our goal.  Although we believe our goal of profitability for 2009 remains achievable, it has become incrementally more difficult to reach.  To attain our goal we will need to rapidly implement additional identified cost savings, hold steady or experience only a small further reduction in rates, and slightly improve utilization of our remaining fleet of trucks for the remainder of the fiscal year.”

The Company will host a conference call today, April 28, 2009, at 11:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code 05001.  An audio replay will be available for one week following the call at 877-919-4059, access code 57534915.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com under the icon “Investor Relations”.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our goal of profitable operations in 2009; our overall capital position; our expectations regarding operating results for the first half of 2009, continued improved fuel efficiency, tractor purchases and disposals, and net capital expenditures, are forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to reduce or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer                                                                                            (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
perkim@covenanttransport.com

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s)	2009	2008	% Change
Freight revenue	$122,129	$148,596	-17.8%
Fuel surcharge revenue	11,647	33,078
Total revenue	$133,776	$181,674	-26.4%

Operating expenses
Salaries, wages and related expenses	54,819	66,677
Fuel expense	29,132	63,458
Operations and maintenance	9,115	10,991
Revenue equipment rentals and purchased transportation	18,401	20,346
Operating taxes and licenses	3,060	3,359
Insurance and claims	5,921	7,970
Communications and utilities	1,665	1,757
General supplies and expenses	5,792	5,793
Depreciation and amortization, including gains & losses on disposition of equipment	11,016	10,917
Total operating expenses	138,921	191,268
Operating income (loss)	(5,145)	(9,594)
Other (income) expenses:
Interest expense	2,876	2,282
Interest income	(51)	(87)
Other	(31)	(33)
Other expenses, net	2,794	2,162
Income (loss) before income taxes	(7,939)	(11,756)
Income tax expense (benefit)	(2,396)	(3,935)
Net income (loss)	$(5,543)	$(7,821)

Basic and diluted earnings (loss) per share	$(0.39)	$(0.56)
Basic and diluted weighted average shares outstanding (000s)	14,049	14,026

	Three Months Ended March 31,
	2009	2008	% Change
	SEGMENT REVENUES
Asset-based trucking revenues	$111,349	$138,626	-19.7%
Covenant Transport Solutions non-asset based revenues	10,780	9,970	8.1%
Freight revenue	$122,129	$148,596	-17.8%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.448	$1.500	-3.5%
Average freight revenue per total mile	$1.293	$1.339	-3.4%
Average freight revenue per tractor per week	$2,756	$3,001	-8.2%
Average miles per tractor per period	27,412	29,149	-6.0%
Weighted avg. tractors for period	3,159	3,553	-11.1%
Tractors at end of period	3,086	3,533	-12.7%
Trailers at end of period	8,289	8,512	-2.6%

	SELECTED BALANCE SHEET DATA
	3/31/2009	12/31/2008
Total assets	$367,843	$393,676
Total equity	$113,332	$118,820
Total balance sheet debt, net of cash	$137,989	$160,739
Debt to Capitalization Ratio	54.91%	57.50%
Tangible book value per share	$7.07	$7.45

Return to Form 8-K